Exhibit 99.1
Consent of Independent Valuation Expert

Carter Validus Mission Critical REIT II, Inc.

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Carter Validus Mission Critical REIT II, Inc. (the “Company”) referred to in Supplement No. 17 dated October 1, 2018 to the Company’s prospectus dated November 27, 2017, contained in the Company’s Registration Statement on Form S-11 (SEC File No. 333-217579), and the related prospectus of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
October 1, 2018